Exhibit 99.1

Allarity Therapeutics Regains Compliance with Nasdaq’s Minimum Stockholders’ Equity Requirement

Boston (May 20, 2024)—Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments, today announced that it has received formal written notice from The Nasdaq Stock Market, LLC’s Office of General Counsel (“Nasdaq”) that the Company has regained compliance with the minimum stockholders’ equity requirement as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”).

This confirmation follows the Company’s successful efforts to cut operation costs and improve its balance sheet, including raising new equity and reducing outstanding liabilities. As a result, Allarity Therapeutics now meets the stockholders’ equity requirement of at least $2.5 million.

Thomas Jensen, CEO of Allarity Therapeutics, stated, “We are very pleased to announce that Allarity has regained compliance with Nasdaq’s equity requirement. During our panel hearing with Nasdaq in February this year, we presented a strategic plan to achieve this goal, and I am satisfied to note that we have successfully delivered on our commitments and received formal confirmation from Nasdaq. This allows us to continue focusing on our mission to advance our lead asset, stenoparib, toward regulatory approval with the aim of bringing this promising therapy to patients in need of new treatment options for advanced ovarian cancer.”

As part of the compliance confirmation, Allarity Therapeutics will be subject to a mandatory panel monitor for one year.

As announced in an earlier press release, the Company intends to provide a more comprehensive clinical update in the near future to share more details on the progress made following the early conclusion of its Company’s Drug Response Predictor (DRP®) guided Phase 2 trial of stenoparib in advanced, recurrent ovarian cancer.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients dozens of clinical studies (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

Allarity Therapeutics, Inc. | 24 School Street, 2nd Floor | Boston, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, the impact of recent financial and operational achievements on future quarterly performance, potential future financings, and the anticipated regulatory progress of stenoparib following the early conclusion of our Phase 2 clinical trial. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the risks associated with maintaining compliance with Nasdaq’s continued listing requirements, obtaining regulatory approval for stenoparib, and potential market fluctuations that could impact our financial stability and the drug’s market entry. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on April 17, 2024, and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:

investorrelations@allarity.com

Media Contact:

Thomas Pedersen
Carrotize PR & Communications
+45 6062 9390
tsp@carrotize.com

Allarity Therapeutics, Inc. | 24 School Street, 2nd Floor | Boston, MA | U.S.A. | NASDAQ: ALLR | www.allarity.com